EXHIBIT 12.1


SUMMIT PROPERTIES INC.
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
SIX MONTHS ENDED JUNE 30, 2001
(Dollars In thousands)

Earnings:
       Income before minority interest of unitholders in
         Operating Partnership and dividends to preferred
         unitholders in Operating Partnership........................  $ 34,467
       Interest:
         Expense incurred............................................    20,157
         Amortization of deferred financing costs....................       697
         Rental fixed charges........................................       169
                                                                       --------

          Total......................................................  $ 55,490
                                                                       ========


Fixed charges:
       Interest expense..............................................   $20,157
       Interest capitalized..........................................     6,363
       Dividends to preferred unitholders in
         Operating Partnership.......................................     6,210
       Rental fixed charges..........................................       169
       Amortization of deferred financing costs......................       697
                                                                       --------

          Total......................................................  $ 33,596
                                                                       ========


Ratio of earnings to fixed charges...................................      1.65
                                                                       -=======